Exhibit 99.1

Trovagene’s Urine-Based Liquid Biopsy Platform Shown to Detect Impact of Cancer Therapy within 24 Hours

Clinical Data to be Presented in Oral Session on Liquid Biopsies at the 16th World Conference on Lung Cancer

SAN DIEGO, CA — September 9, 2015 — Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, announced today that clinical data featuring its Precision Cancer MonitoringSM platform will be presented at the 16th World Conference on Lung Cancer in Denver, Colorado. Hatim Husain, M.D., University of California, San Diego School of Medicine will present the results in Oral Session 38: Liquid Biopsies. The data highlight the ability to monitor real time response to targeted therapy.

“We have been able to model some of the early effects of chemotherapeutic agents on patients to model tumor lysis,” stated Dr. Husain. “In this expanded data set, we were able to closely monitor the dynamic changes in urinary EGFR mutation load at initial therapy, recurrence, and in retreatment scenarios.”

World Conference on Lung Cancer Presentation Details

September 9 2015, 4:45 p.m. MDT Oral Session 38: Liquid Biopsies

Dynamic Changes in EGFR Mutation Circulating Tumor DNA in Urine on Anti-EGFR Therapy Presenter: Hatim Husain, M.D., University of California, San Diego Moores Cancer Center.

Presentation Highlights:

•                  Urine has been shown to be a viable specimen type for cancer monitoring using liquid biopsy and offers the unique ability to track tumor dynamics in lung cancer patients

•                  Early peaks observed for EGFR Exon19 Deletion, L858R, and T790M mutations in urinary ctDNA collected daily on days 1-4 within the first weeks of next-generation anti-EGFR TKI treatment correlated with radiographic response or lack of response 6 weeks after first drug dosing.

About The T790M Mutation in Non-Small Cell Lung Cancer

While lung cancer is one of the most aggressive malignancies, progress has been made in the advancement of therapeutic strategies against the disease. In particular, epidermal growth factor receptor tyrosine kinase inhibitors (EGFR-TKIs), such as gefitinib and erlotinib, in non—small cell lung cancer (NSCLC) patients with EGFR mutations have demonstrated clinical

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response rates as high as 80%. However, after about 6 to 12 months, most tumors develop acquired resistance to these targeted therapies. Research into such resistance has identified the secondary T790M mutation, which occurs in approximately 60% of patients with acquired resistance to EGFR-TKIs and is reported to negate the benefits of treatment. To date, no effective treatment options have been approved for NSCLC patients with the T790M mutation, however new targeted drug candidates such as rociletinib and AZD9291 are in advanced clinical development, and have shown promise for this indication.

About the World Conference on Lung Cancer

The World Conference on Lung Cancer is the world’s largest meeting dedicated to lung cancer and other thoracic malignancies. More than 7,000 delegates from over 100 countries attend the conference to discuss the latest developments in thoracic malignancy research. Attendees include surgeons, medical oncologists, radiation oncologists, pulmonologists, radiologists, pathologists, epidemiologists, basic research scientists, nurses, allied health professionals, patients and patient advocates.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission.

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Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina	Ian Stone
Investor Relations	Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com